UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 9, 2014

Mandalay Digital Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-10039	22-2267658
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

2811 Cahuenga Blvd West Los Angeles, CA	90068
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (323) 472-5461

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 9, 2014, Mandalay Digital Group, Inc. (the “Company”), through its indirect wholly owned subsidiary organized under the laws of Luxembourg, Digital Turbine Luxembourg SARL (“DT Luxembourg”), acquired certain intellectual property assets of Xyologic Mobile Analysis, GmbH, registered with the district court for Berlin Charlottenberg, Germany ("XYO"), related to mobile application (“app”) recommendation, search and discovery. In addition, DT Luxembourg acquired certain other assets of XYO related to its relationships with carriers.

The acquisition was effected pursuant to an Asset Purchase Agreement dated October 8, 2014 (the “Asset Purchase Agreement”) by and among DT Luxembourg, XYO, Salisbury Investments UG, Miau Capital Unternehmergesellschaft and Rudolfix Software Insights UG (each a “Founder” and together, the “Founders”).

The aggregate purchase price was US $2,500,000, paid in cash, subject to a twelve (12) month holdback of US $375,000, which acts as partial security for indemnities related to certain representations and warranties made by XYO and the Founders to DT Luxembourg in the Asset Purchase Agreement.

The Asset Purchase Agreement contains various customary representations and warranties in favor of DT Luxembourg. XYO’s representations and warranties expire twelve (12) months after the closing, except for certain fundamental representations and warranties given by XYO. .

DT Luxembourg will also be entering into a Transition Services Agreement with XYO and the the Founders (the “Transition Services Agreement”) pursuant to the Asset Purchase Agreement for certain services to be provided by employees and freelance contractors of XYO during the two (2) months following the closing. The individual owners of the Founders are expected to enter employment agreements providing for separate base and incentive compensation.

On October 9, 2014, we issued a press release announcing the entry into the Asset Purchase Agreement. A copy of the press release is appended hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release regarding XYO transaction, issued October 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mandalay Digital Group, Inc.

Dated: October 9, 2014	By:	/s/ Andrew Schleimer
Andrew Schleimer
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release regarding XYO transaction, issued October 9, 2014.